EXHIBIT 3-4

              SHAREHOLDERS RESOLUTION FOR INCREASING CAPITAL STOCK




                             SHAREHOLDERS RESOLUTION
                            INCREASING CAPITAL STOCK

After it was duly moved, seconded, and discussed, the following resolution was adopted by a majority OF the shareholders entitled to vote.

RESOLVED, that authorized capital stock of Mass Megawatts Corporation is hereby increased to a total authorized capital stock OF Common, consisting OF 2,200,000 shares, each having no par value, and IT IS

FURTHER RESOLVED, that the Corporation's officers are directed TO file a certificate SETTING FORTH the ABOVE CHANGE IN the capital stock in the APPROPRIATE state OFFICE.

I, JONATHAN Ricker, CERTIFY that I AM THE DULY APPOINTED Secretary OF MASS MEGAWATTS CORPORATION AND that THE ABOVE resolution was DULY ADOPTED AT A
SHAREHOLDER'S MEETING, CONVENED and HELD in ACCORDANCE WITH the LAWS OF the STATE OF Massachusetts AND THE BYLAWS OF the Corporation ON JUNE 14, 2000, AND that SUCH RESOLUTION IS now IN full FORCE and effect.

IN WITNESS THEREOF, I certify BY MY BAND and the SEAL OF THE Mass MEGAWATTS CORPORATION THAT this IS A true and correct copy.


/s/  Jonathan  Ricker                                         6/14/2000
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Secretary


SEAL:


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